CleanSpark Announces Quarterly Results in a Statement to Its Shareholders

CleanSpark Inc. Delivers Record 370% Year-Over-Year Increase in Revenue for the six months ended March 31st.

SALT LAKE CITY, May 12, 2020 -- CleanSpark, Inc. (Nasdaq: CLSK), a diversified software and services company, is pleased to update its shareholders and comment on the Company’s financial results presented in its most recent Form 10-Q. The Company recommends that readers also review the Company’s 10-Q in its entirety, a free copy of which is available to all interested parties on the Company’s website or on www.sec.gov.

Dear Fellow Shareholders,

The past months have been challenging for the entire world and our hearts go out to all those that have been affected by the COVID-19 pandemic. We count ourselves as very fortunate as we delivered our seventh consecutive record-setting quarter with a significant increase in year-over-year revenues during this trying period. Through our strategic acquisition of p2klabs, Inc. and expansion of our existing product offerings, we are optimistic that we will continue to see increased adoption of our solutions and associated revenues.

Our sales in fiscal 2020 are led by sales of our custom switch gear equipment with $4.0 Million in products delivered during the six months ending March 31, 2020. We continue to see a sizable percentage of repeat customers in this segment and we expect this trend to continue throughout 2020. As of March 31, 2020, CleanSpark had a total of approximately $3.5 million in hardware purchase orders under contract, which we expect to deliver over the next two quarters. We continue to target $7.0 million in delivered equipment sales prior to the end of our fiscal year.

We plan to continue increasing our marketing focus on our mPulse software and controls platform and mVSO, (microgrid Value Stream Optimizer) our Software as a Service (SaaS) energy design and modeling platform. We expect these efforts will result in increased revenues and an improved margin profile. To further aid the company in these actions we were pleased to announce the addition of Marty Weishaar as our new Vice-President of Marketing, in March 2020. Marty formerly served as the New Products Director at Lending Tree. During the six months ending March 31, 2020, we delivered over $345,000 in software, energy storage and associated hardware. As of the date of this release we have over $1.15 Million in additional software, energy storage and associated hardware orders under contract and we continue to target $1.0 million in delivered revenue related to this category prior to the end of our fiscal year.

On January 31, 2020 we closed on the acquisition of p2klabs. This acquisition has enabled CleanSpark to accelerate the development and deployment of new features to our software platforms while also expanding our overall sales and marketing capabilities. p2klabs increased the depth of talent to our team, including the addition of Amer Tadayon, the President of p2klabs who now serves CleanSpark as the company’s Chief Revenue officer. In addition to his experience at p2klabs, Amer has worked with world-class companies including IBM, Cognizant and frog Design. In addition to the internal resources provided, p2klabs produces high-margin service revenues and contributed a total of $231,000 in revenues between February 1, 2020 and March 31, 2020. Since the acquisition closed we have invested in marketing and additional staff for the p2klabs business and expect the quarterly revenue contribution to increase significantly over the coming quarters. We continue to target $2.0 million in p2klabs revenue prior to the one-year anniversary of the acquisition, January 31, 2021.

As of March 31, 2020, in total as an organization, the Company had over $5.6 million in revenue under contract from all three major lines of business that is expected to be delivered over the next three quarters.

We greatly appreciate the continued support from all our shareholders as we continue to put our efforts towards increasing shareholder value, achieving profitability and improving our margin profile through increased software and service revenues.

Sincerely,

Zachary Bradford, CEO and S. Matthew Schultz, Chairman

Three months ended March 31, 2020 US GAAP Financial and Operating Highlights:

All amounts below are presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) unless otherwise indicated.

•	Three-months ended March 31, 2020 Revenue of $3,658,283, up 405% from $723,899 in 2019.
•	Three-months ended March 31, 2020 Gross profit increased 434% to $704,037, up from $131,881 in 2019.
•	Three-months ended March 31, 2020 Net loss per share improved by $0.75 per share to $(1.13) from $(1.88) in 2019.

Six months ended March 31, 2020 US GAAP Financial and Operating Highlights:

All amounts below are presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) unless otherwise indicated.

•	Six-months ended March 31, 2020 Revenue of $4,635,107, up 370% from $986,806 in 2019.
•	Six-months ended March 31, 2020 Gross profit increased 365% to $798,140, up from $171,462 in 2019.
•	Six-months ended March 31, 2020 Net loss per share improved by $1.03 per share to $(1.56) from $(2.59) in 2019.

Certain Non-U.S. GAAP Financial measures:

The Company assesses its results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. The Company believes these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. The Company’s non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how the Company defines its non-U.S. GAAP financial measures.

Reconciliation of non-GAAP Adjusted EBITDA (after elimination of stock based and other non-cash expenses)

	For the Three months Ended
	March 31, 2020	March 31, 2019
Net loss (US GAAP)	$(5,815,098)	$(7,764,540)
Less: Depreciation, Amortization and other non-cash items:
Depreciation and amortization	674,587	499,636
Software amortization	40,419	341,081
Stock based compensation	273,931	729,576
Non-cash interest charges, amortization of debt discounts and other	1,919,881	5,087,765
Unrealized gains on investments	1,651,763	—
Loss on settlement of debts	—	(6,800)
Total Depreciation, Amortization and other non-cash items:	4,560,881	6,651,258

Non-GAAP Adjusted EBITDA (after elimination of stock based and other non-cash expenses)	$(1,254,517)	$(1,113,282)

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	For the Six months Ended
	March 31, 2020	March 31, 2019
Net loss (US GAAP)	$(7,731,352)	$(10,048,091)
Less: Depreciation, Amortization and other non-cash items:
Depreciation and amortization	1,301,364	657,119
Software amortization	79,705	689,741
Stock based compensation	910,200	1,283,782
Non-cash interest charges, amortization of debt discounts and other	3,450,959	5,605,182
Non-cash amortization of right of use assets	21,726	—
Unrealized gains on investments	(983,759)	—
Loss on settlement of debts	—	19,425
Total Depreciation, Amortization and other non-cash items:	4,780,195	8,225,249

Non-GAAP Adjusted EBITDA (after elimination of stock based and other non-cash expenses)	$(2,951,157)	$(1,792,842)

Parties interested in learning more about CleanSpark’s software platforms or services are encouraged to inquire by contacting the Company directly at info@cleanspark.com, or visiting the Company’s website at www.Cleanspark.com.

About CleanSpark:

CleanSpark is a software and services company which offers software and intelligent controls for microgrid and distributed energy resource management systems and innovative strategy and design services.  The Company provides advanced energy software and control technology that allows energy users to obtain resiliency and economic optimization. Our software is uniquely capable of enabling a microgrid to be scaled to the user's specific needs and can be widely implemented across commercial, industrial, military, agricultural and municipal deployment. Our product and services consist of intelligent energy controls, microgrid modeling software, and innovation consulting services in design, technology, and business process methodologies to help transform and grow businesses.

Forward-Looking Statements:

CleanSpark cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on CleanSpark's current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by CleanSpark that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the fitness of the product for a particular application or market, the expectations of future growth may not be realized, timing of deliveries of orders under contract, the successful integration of p2klabs, demand for our software products, the effect of COVID-19 on the economy and markets, generally, and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact - Investor Relations:

CleanSpark Inc.

Investor Relations

(801)-244-4405

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